Exhibit 99.5
[Letterhead of KPMG Auditores Independentes]
To
Companhia de Bebidas das Américas — AmBev
São Paulo, SP
With respect to the registration statement on Form F-4, we acknowledge our awareness of the incorporation by reference therein of our reports dated May 7, 2008, August 12, 2008 and November 4, 2008, included in Form 6-K related to our reviews of interim financial information of Companhia de Bebidas das Américas — AmBev for the periods ended March 31, 2008, June 30, 2008 and September 30, 2008, respectively.
Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such reports are not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.
February 9, 2009
/s/ KPMG Auditores Independentes